TSX: GSC	NEWS RELEASE	AMEX: GSS
GOLDEN STAR REPORTS FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND 2006 YEAR
Denver, Colorado, March 14, 2007: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced its audited results for the full year and fourth quarter 2006. (All currency is expressed in U.S. dollars, unless otherwise noted).
2006 RESULTS
•	Net income of $64.7 million, or $0.31 per share

•	Increase in revenues of 35% to $128.7 million

•	Record gold sales of 201,406 ounces from the Bogoso/Prestea and Wassa mines in Ghana

•	Average realized gold price of $607 per ounce

•	Average cash operating cost(1) of $442 per ounce

•	Sales of certain non-core assets for a total pre-tax capital gain of $81.1 million

•	Cash flow from operations of $27.7 million before committing approximately $22.3 million to increases in ore stockpiles
FOURTH QUARTER RESULTS
•	Net income of $30.7 million, or $0.15 per share

•	Revenues of $33.2 million

•	Gold sales of 53,406 ounces at a cash operating cost(1) of $393 per ounce
2007 OUTLOOK
•	Expected 2007 production of 390,000 ounces at average cash operating costs(1) of $389 per ounce

•	Hwini-Butre and Benso feasibility study release and decision to mine expected in May

•	Prestea underground, West Reef, feasibility study expected by end-2007

(1)	See note on non-GAAP financial measures at the end of this press release.

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OVERVIEW
We had net income of $64.7 million or $0.31 per share on revenues of $128.7 million for 2006 versus a net loss of $(13.5) million or $(0.09) per share on revenues of $95.5 million for 2005. Mine operations contributed $7.6 million to 2006 pre-tax income versus a deficit of $(6.7) million in 2005. The major factor contributing to the $78.2 million improvement in earnings was the sale of certain of our non-core assets including all of our shareholdings in Moto Goldmines Limited (“Moto”) and the majority of our shareholdings in EURO Resources S.A. (“EURO”).
Improved gold prices were the major driver for the improved operating margins in 2006. Consolidated gold revenue increased by $32.9 million despite gold sales in 2006 being only marginally increased relative to gold sales in 2005. Gold prices averaged $607 per ounce in 2006 compared to $446 per ounce in 2005.
Looking forward, we forecast total gold sales in 2007 of 390,000 ounces at an average cash operating cost of $389 an ounce, benefiting from a partial year contribution from the Bogoso Sulfide Expansion Project.
FINANCIAL SUMMARY
Year ended December 31

	2006	2005
Gold sold (ounces)	201,406	200,968
Price realized ($ per ounce)	607	446
Cash operating cost ($ per ounce) (1)	442	383
Royalties ($ per ounce)	18	13
Total cash cost ($ per ounce) (1)	460	396
Revenues (in thousands $)	128,690	95,465
Net (loss)/income (in thousands $)	64,689	(13,531)
Net (loss)/income per share ($)	0.312	(0.094)
Net (loss)/income per fully diluted share ($)	0.308	(0.092)
Average shares outstanding (in millions)	207.5	143.6
Average fully diluted shares (in millions)	209.7	146.8
Shares outstanding end of year (in millions)	207.9	206.0

(1)	See note on non-GAAP financial measures at the end of this press release.
Fourth Quarter

	For the three months ended December 31,
	2006	2005
Gold sold (ounces)	53,406	54,196
Price realized ($ per ounce)	618	486
Cash operating cost ($ per ounce) (1)	393	430
Royalties ($ per ounce)	17	15
Total cash cost ($ per ounce) (1)	410	509
Revenues (in thousands $)	33,224	27,743
Net (loss) income (in thousands $)	30,749	(956)
Net (loss) income per share ($)	0.148	(0.006)
Average shares outstanding (in millions)	207.5	146.7

(1)	See note on non-GAAP financial measures at the end of this press release.

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OPERATIONAL SUMMARY
Year ended December 31

	2006		2005
	Bogoso/		Bogoso/
	Prestea(2)	Wassa	Prestea(2)	Wassa
Ore mined (thousands of tonnes) (2)	1,364	2,449	1,646	2,060
Waste mined (thousands of tonnes)(2)	6,014	11,608	10,741	7,848
Tonnes milled (thousands)	1,494	3,691	1,558	2,692
Average grade milled (g/t)	3.56	0.90	4.14	0.91
Mill recovery (%)	60.4	88.8	60.7	88.7
Gold sold	103,792	97,614	131,898	69,070
Cash operating cost ($ per ounce)(1)	412	474	338	468
Total cash cost ($ per ounce)(1)	430	493	351	482
Fourth Quarter

	For the three months ended December 31,
	2006		2005
	Bogoso/		Bogoso/
	Prestea(2)	Wassa	Prestea(2)	Wassa
Ore mined (thousands of tonnes) (2)	240	591	296	679
Waste mined (thousands of tonnes) (2)	258	2,575	2,477	3,432
Tonnes milled (thousands)	421	886	391	915
Average grade milled (g/t)	3.50	1.02	3.21	0.91
Mill recovery (%)	61.5	88.6	67.4	88.2
Gold sold	25,054	28,352	25,053	28,351
Cash operating cost ($ per ounce) (1)	311	464	396	473
Total cash cost ($ per ounce) (1)	329	482	410	488

(1)	See note on non-GAAP financial measures at the end of this press release.

(2)	Excludes pre-stripping of sulfide pits and production from Bogoso Sulfide Expansion Project.
BOGOSO/PRESTEA
Bogoso/Prestea generated an $8.4 million operating margin for 2006 on sales of 103,792 ounces of gold, up from a $2.5 million operating margin on gold sales of 131,898 ounces in 2005. The major factor contributing to 2006’s improved results included a 37% increase in realized gold prices, which was offset by lower production, as a result of lower ore grades from the Plant-North pit and lower processing plant through-put due to harder than anticipated ores from the deeper levels in the Plant-North pit.
Cash operating costs at Bogoso/Prestea decreased from $46.3 million in 2005 to $44.7 million in 2006 primarily due to reduced stripping rates as the Plant-North pit neared the end of its life. While the actual spending was lower in 2006, lower gold production led to an increase in costs per ounce resulting in a cash operating cost of $412 per ounce compared to $338 per ounce in 2005.
Bogoso/Prestea generated a positive operating margin of $4.8 million in the fourth quarter of 2006 versus an operating margin loss of $(3.9) million in the fourth quarter of 2005.

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Our financial numbers for 2006 incorporate a review of our ore stockpile inventory valuation at Bogoso/Prestea for the first three quarters. The impact on the first three quarters of 2006 is as follows:

	First Quarter		Second Quarter		Third Quarter
	Originally	Restated	Originally	Restated	Originally	Restated
Bogoso/Prestea
Operating margin	(2.3)	(1.9)	2.0	—	7.6	5.5
Cash operating costs	527	505	413	498	311	390
Consolidated
Operating margin	(4.4)	(4.0)	2.2	0.2	8.0	5.9
Cash operating costs	505	495	448	498	373	409
Net Income	19.0	19.3	14.4	13.1	3.0	1.5
Earnings per share
- Basic	0.092	0.093	0.070	0.063	0.014	0.007
- Diluted	0.091	0.092	0.069	0.063	0.014	0.007
WASSA
Wassa operated for twelve months in 2006 versus nine months in 2005 and therefore operating results are not readily comparable.
Wassa generated a negative operating margin of $(0.8) million for 2006, which was improved relative to the higher negative operating margin of $(9.2) million for the nine months of operation in 2005. Results at Wassa were improved in the remaining three quarters of 2006 with a positive operating margin in each of those quarters.
In the fourth quarter of 2006, Wassa generated an operating margin of $0.5 versus a negative operating margin of $(3.0) million in the fourth quarter of 2005.
Operationally, Wassa is performing well and costs per tonne are at or around target levels. However, the mined grade has under-performed relative to the average reserve grade, which has resulted in lower gold production and higher cash operating costs per ounce. At year-end, Wassa’s Mineral Reserves were re-stated based on a new resource model which better reflects the ore grades encountered during 2005 and 2006.
BOGOSO SULFIDE EXPANSION PROJECT
Construction of the Bogoso Sulfide Expansion Project continued throughout 2006 and we commenced commissioning some portions of the project toward the end of the year. The Project is designed to expand the existing Bogoso processing capacity by adding a sulfide processing plant with a nominal capacity of 3.5 million tonnes per year of refractory sulfide ore. The sulfide processing plant will utilize the BIOX® bio-oxidation process. Approximately 82% of the Mineral Reserves at Bogoso/Prestea are refractory sulfide ore, which cannot be economically processed in the existing oxide plant.
We are currently in the final stages of construction and commissioning of the sulfide processing plant. Overall, progress is substantially in line with our estimates set forth in our press releases of January and February of this year. Of note:

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•	Crushing and grinding of sulfide ore commenced on February 22;

•	BIOX® Module 1 started flowing to the washing circuit on February 28;

•	Washed, bacterially oxidized ore started flowing from the washing circuit to the Carbon in Leach (CIL) circuit on March 4;

•	The first gold from the new plant is expected to be poured on or around March 20;

•	BIOX® Module 2 is expected to be filled in late March; and

•	The new reagents and elution circuit are expected to be commissioned in March and until then we will continue to utilize the existing reagents and elution circuit.
As of December 31, 2006, we had spent approximately $151.7 million on the Project compared with an original estimate of $150 million and we anticipate further expenditures of approximately $15 million before commercial production commences. The higher costs are largely related to the approximate three month delay in finalizing the Project which has led to higher pre-stripping costs being incurred, and to some extension of time costs. Costs to December 31, 2006 included $118.8 million for plant construction, $10.5 million for mining equipment, and $22.4 million for pre-stripping and stockpile and other inventories. The costs exclude capitalized interest of $6.2 million and approximately $7.2 million of costs incurred prior to the completion of the feasibility study and decision to proceed with the development.
GHANA POWER
Power supply in Ghana continues to be a significant risk, and therefore, in addition to our $10 million investment in the joint power project with Newmont Mining Corporation, Gold Fields Limited and AngloGold Ashanti Limited, which is expected to be operational by mid-year, we are considering options to increase our mine-based back-up power.
The joint power project is expected to satisfy about 50% of our power requirements, while our existing back-up diesel generating equipment are capable of satisfying about 30% of our requirements. This leaves 20% or approximately 10 megawatts that we will need to draw from the national grid unless, and until, we increase back-up power.
DEVELOPMENT PROJECTS
During 2006, we progressed the feasibility study for Hwini-Butre and Benso deposits, south of our Wassa mine, and expect to complete this study in the next month and to present it to our Board of Directors for a mining decision in May 2007. Subject to this approval and any permitting requirements, we expect to be mining and hauling high grade ore from Hwini-Butre and Benso to Wassa for processing, by mid-2008. The high grade ore is expected to displace low grade ore that would otherwise have been fed to the Wassa processing plant. The net impact would be a significant increase in gold production from Wassa and an improvement in mine life and cash operating costs per ounce.

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At Bogoso/Prestea we progressed the assessment of the Pampe and Prestea South projects as satellite sources of feed for the Bogoso oxide processing plant. Mining at Pampe is expected to commence in the first quarter of 2007 and mining at Prestea South is expected to commence in the second half of 2007. The action by the Ghana Government to remove illegal miners from our mining concessions in Ghana in November was a pivotal step in the assessment and development of Prestea South.
Exploration of the Prestea Underground in 2006 focused on the West Reef, and as a result sufficient drilling was done to provide sufficient confidence in the mineral resource for a feasibility study to be commenced. We expect that the feasibility study would be completed by end-2007.
EXPLORATION PROJECTS
Exploration expenditures for 2006 totaled $15.3 million, compared to $17.1 million in 2005.
Exploration around our mines focused on converting mineral resources to mineral reserves, and defining further mineral resources, with special concentration on upgrading mineral reserves at our Hwini-Butre and Benso properties. Exploration activities included:
•	Drilling of the Father Brown, Adiokrom, Subriso East, Subriso West, and the Benso G & I Zones at the Benso property. Studies to determine the best development options for these deposits are currently in progress;

•	Drilling beneath the Plant-North pit and Prestea South deposits at Prestea to determine their near surface and shallow decline access potential;

•	Drilling of the Prestea West Reef system between the 17 and 24 Levels to provide a major upgrade in the resources within the area and commencement of drilling below the 30 Level to determine the continuity and grade of the down plunge extensions of the historically mined shoots.
The Mano River joint venture in Sierra Leone continued its exploration activities with in-fill soil sampling programs leading to commencement of diamond drilling late in the year. Additionally, exploration was also conducted on newly acquired properties in Côte d’Ivoire, Burkina Faso and Niger.
Encouraging results at our Saramacca property in Suriname, South America resulted in a joint venture being signed with a subsidiary of Newmont Mining Corporation during the year. Target definition work has commenced and drilling is expected to start in mid to late 2007.
MANAGEMENT
We broadened and strengthened our management team in 2006 and 2007, of note:
•	Tom Mair was employed as Chief Financial officer in February 2007. Previously he held a number of senior finance roles with Newmont Mining Corporation over a thirteen year period;

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•	Colin Belshaw was employed as Vice President Operations in June 2006. Previously he held a number of senior operational and technical roles with Kinross Gold Corporation;

•	Daniel Owiredu, a Ghanaian engineer, was employed as Vice President Ghana in September 2006. Previously Daniel held a number of senior operational roles with Anglogold Ashanti Limited.
In addition, we employed Dr. Mark Thorpe as Vice President Sustainability, Peter Bourke as Vice President Technical Services and Ted Strickler as Vice President Human Resources and Administration.
SALE OF NON-CORE ASSETS
In March 2006, we exercised our remaining warrants to purchase 1.0 million shares of Moto, bringing our total ownership in Moto to six million common shares. Immediately after such exercise of warrants, we sold all six million common shares in a bought–deal transaction in Canada for Cdn$7.50 per share. The sale of the six million shares resulted in net proceeds to Golden Star of $39.0 million (Cdn$45.0 million). The sale realized approximately $30.2 million of pre–tax capital gain for Golden Star, which was recognized in income in the first quarter of 2006. A $4.9 million non–cash tax expense was recognized on the gain.
At March 31, 2006 we owned 53% of EURO’s outstanding common shares and as such consolidated EURO’s financial results with our own. During the second quarter of 2006 we sold 362,029 of our EURO shares in open market transactions realizing approximately $0.7 million of cash. On June 19, 2006 we sold an additional four million EURO shares in a private transaction receiving $2.5 million of cash. The purchasers of the four million shares have agreed to pay additional consideration to Golden Star if they sell the shares at a gain. Since our investment in EURO shares was carried at zero basis, a gain was recognized on sale of the shares in an amount essentially equal to the cash proceeds received.
In the fourth quarter of 2006, we sold an additional 18.0 million of our EURO common shares in a series of public and private transactions, bringing our EURO ownership position down to approximately 6% by December 31, 2006. Net proceeds of the sale totaled approximately $30.0 million. Since our carrying basis in the EURO shares was nil, the gain on share sale was equal to the $30.0 million of cash received. Following this sale Golden Star owned approximately 3.0 million of EURO’s common shares as of December 31, 2006, most of which were sold in open market transactions in the first quarter of 2007. We continue to hold a right to receive from EURO a portion of EURO’s future royalties from IAMGold’s Rosebel Mine in Suriname on production exceeding two million but less than seven million ounces.
The sale of EURO shares was in line with the goals and objectives originally envisaged in the 2004 EURO restructuring plan. The goal of the restructuring plan was to establish EURO as an independent and economically viable entity that would not be dependent on Golden Star for funding and that would concurrently bring liquidity to Golden Star’s investment.

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CASH AND OPERATING CASH FLOW
Cash flow from operations was $27.7 million during 2006 before committing approximately $22.3 million to increases in ore stockpiles. This compares to $1.1 million of cash flow from operations in 2005. The increase is mostly related to improved gold prices.
Financing activities provided net cash of $24.1 million during 2006. A total of $12.4 million of additional equipment financing was drawn during 2006 to cover the cost of new mining equipment. In October 2006, a $15.0 million medium term bank loan was drawn down by our subsidiary which owns Bogoso/Prestea. Option exercises contributed an additional $3.5 million in 2006. Debt repayment mostly related to the equipment financing facility consumed $6.6 million of cash in the year mostly related to the equipment financing facility.
Capital assets and capital projects including deferred exploration, new mining equipment and our major development projects used $170.7 million during the year of which approximately $127.0 million was spent on the Bogoso Sulfide Expansion Project. Additionally, approximately $35.1 million was spent on replacement equipment and mine development at Bogoso/Prestea and Wassa including mine-site drilling projects and $8.6 million was spent on deferred exploration projects in West Africa and in South America. Sales of our share holdings in Moto and EURO yielded $72 million of cash during 2006.
Our cash and cash equivalent balance stood at $27.1 million at December 31, 2006, down from $89.7 million at the end of 2005. Most of the reduction in cash balance was related to construction and development spending on the Bogoso Sulfide Expansion Project not offset by operating cash flow. At December 31, 2006, working capital was $21.4 million, versus $92.0 million at the end of 2005.
OUTLOOK
Golden Star has made significant progress in 2006; improving the performance of our existing mines; substantially completing our Bogoso Sulfide Expansion Project; broadening and strengthening our management team; advancing the Hwini-Butre and Benso feasibility study; and putting in place sound programs, in Ghana, to strengthen our relationships with stakeholders.
Based on our expected gold sales in 2007 and with the benefit of the stronger balance sheet as a result of our recent successful public offering, we expect to have sufficient funding to finance our 2007 development programs.
In 2007, we expect to meet the following targets:
•	Gold sales of about 390,000 ounces at a cash operating cost of about $389 per ounce;

•	Commercial production from the Bogoso sulfide processing plant in the second quarter with full production achieved by the end of the third quarter 2007;

•	Development of new open pits at Pampe and Prestea South to provide oxide ore to the Bogoso CIL processing plant;

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•	Completion of a feasibility study and decision to mine, by May 2007, on the Hwini-Butre and Benso projects, as a source of high grade ore for our Wassa processing plant, by May 2007;

•	Completion of a feasibility study on the Prestea Underground, West Reef, deposit by year end 2007; and

•	Completion of a power project, with three other companies, by mid-2007 to supplement our power requirements in the second half of 2007.
Capital expenditure requirements in 2007, excluding the development of Hwini-Butre and Benso, are expected to be about $73 million. These expenditures include:
•	Final costs for the Bogoso Sulfide Expansion Project of $15 million;

•	Acquisition and development costs for Pampe of $0.6 million;

•	Development costs for Prestea South of $2.8 million;

•	Sustaining capital expenditure at Mampon of $0.2 million;

•	Exploration expense and deferred exploration of $14.6 million;

•	Contribution to mining consortium powerhouse project of $10 million;

•	Hwini-Butre and Benso feasibility study costs of $0.6 million;

•	Sustaining capital expenditure at Bogoso/Prestea of $19.6 million;

•	Sustaining capital expenditure at Wassa of $6.2 million; and

•	Assessment feasibility costs for Prestea Underground of $5.8 million.
SUMMARY FINANCIAL STATEMENTS
The following information is summarized and excerpted from the Company’s audited consolidated financial statements:
Condensed Consolidated Balance Sheets as of December 31

($ in thousands)	2006	2005
Cash and short term investments	$27,108	$89,709
Other current assets	63,426	43,080
Property, plant and equipment	93,058	84,527
Deferred exploration	167,983	167,532
Mine properties	136,775	118,088
Construction-in-progress	165,155	36,707
Other long term assets	10,269	24,960

Total assets	$663,774	$564,603

Current liabilities	$69,151	$40,815
Long term debt	66,911	64,298
Asset retirement obligations	16,034	8,286
Deferred income tax payable	42,154	45,072
Fair value of derivatives	—	7,263
Minority interest	7,424	6,629
Shareholders’ equity	462,100	392,240

Total liabilities and shareholders’ equity	$663,774	$564,603

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Condensed Consolidated Statements of Operations for the year ended December 31

($ in thousands, except per share amounts)	2006	2005
Revenues	$128,690	$95,465
Mining operations expense	92,730	79,609
Depreciation, depletion and amortization	21,460	15,983
Accretion of asset retirement obligation	835	752
General and administrative expenses	10,873	8,631
Foreign exchange gain	(2,330)	574
Interest expense	1,846	2,416
Derivative loss	9,589	11,820
Gain on partial sale of investment in EURO	(50,903)	(977)
Gain on sale of investment in Moto	(30,240)	—
Other expenses	3,309	2,841

Net (loss)/income before minority interest	71,521	(26,184)

Minority interest	(794)	(277)
Income tax expense/(recovery)	(6,038)	12,930

Net (loss)/income	$64,689	$(13,531)

Earning/(loss) per share – basic	$0.312	$(0.094)
Earnings/(loss) per share – diluted	$0.308	$(0.092)
Condensed Consolidated Statements of Cash Flows for the year ended December 31

($ in thousands)	2006	2005
Cash (used in)/provided by operations	$5,398	$1,060
Cash used in investing activities	(92,122)	(67,489)
Cash provided by financing activities	24,123	143,261

Increase/(decrease) in cash and cash equivalents	(62,601)	76,832
Cash and cash equivalents at end of year	$27,108	$89,709
COMPANY PROFILE
Golden Star holds a 90% equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine and various other property interests in Ghana, as well as gold exploration interests elsewhere in West Africa and in the Guiana Shield of South America. Golden Star has approximately 232 million common shares outstanding.
Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the total capital cost of the Bogoso Sulfide Expansion Project and the estimated commencement of commercial production, our 2007 and 2008 production estimates, including production estimates for the new Bogoso Sulfide Expansion Project once completed, the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, planned operations, including the potential mining of Hwini-Butre and Benso properties and the potential processing of such ore at Wassa, anticipated funding, construction cost estimates, construction completion dates, equipment requirements, production, production commencement dates, grade, processing capacity, recoveries, potential mine life, results of feasibility and technical studies, timing of the completion of the feasibility studies for the Hwini-Butre and Benso properties and for the Prestea Underground, development, costs, expenditures, mine re-opening and exploration. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2006. The forecasts contained in this press release

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constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.
Non-GAAP Financial Measures: In this news release, we use the terms “total production cost per ounce”, “total cash cost per ounce” and “cash operating cost per ounce.” Total cash cost per ounce is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.
For further information, please contact:
GOLDEN STAR RESOURCES LTD.      +1-800-553-8436
Tom Mair, Chief Financial Officer
Bruce Higson-Smith, Vice President Corporate Development
Anne Hite, Investor Relations Manager

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